POWER OF ATTORNEY

STATE OF TEXAS	§
§
COUNTY OF DENTON	§

The undersigned, Robert Jason Daniel, does hereby constitute and appoint Charles R. Morrison or J. Kevin Bland as my true and lawful attorney and agent, in the name of and in my place and stead, to execute and file any and all Forms 3, 4 or 5 required to be filed on my behalf, as fully and to all intents and purposes as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorney or substitute shall lawfully do by virtue hereof.

This power of attorney shall remain in effect until specifically revoked by signed writing.

Signed as of December 17, 2007.

s Robert Jason Daniel
Signature

Robert Jason Daniel
Name Printed